PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 21, 1997)

                                                          $1,000,000,000
[GRAPHIC OMITTED]





                          Medium-Term Senior Notes, Series E
                   Global Medium-Term Subordinated Notes, Series E Due from 9 Months to 50 Years from Date of Issue

     Citicorp is offering hereby from time to time its Medium-Term Senior Notes, Series E (the "Senior Notes") and its Medium-Term Subordinated Notes, Series E (the "Subordinated Notes", and together with the Senior Notes, the "Notes"). The Notes are offered in an aggregate principal amount of up to $1,000,000,000. Each Note will mature from 9 months to 50 years from its date of original issuance (each an "Issue Date"), as selected by the initial purchaser and agreed to by Citicorp.

     The Senior Notes are unsecured obligations of Citicorp and the Subordinated Notes are unsecured and subordinated obligations of Citicorp as described in the accompanying Prospectus under "Description of Notes". Unless otherwise provided in the applicable Pricing Supplement, payment of the principal of the Subordinated Notes may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of Citicorp. There is no right of acceleration of payment of the Subordinated Notes in the case of a default in the performance of any covenant of Citicorp, including the payment of principal or interest. See "Description of Notes--Defaults; Events of Default" in the Prospectus.
                                                     (Continued on next page)

THESE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

THE NOTES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS BUT ARE UNSECURED DEBT OBLIGATIONS OF CITICORP AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

-------------------------------------------------------------------------------------------------------------------

                               Price to                       Agents' Commissions          Proceeds to
                                Public (1)                    or Discounts (2)                Company (2) (3)
-------------------------------------------------------------------------------------------------------------------

Per Note...................    100%                       .125%-3.00%                        99.80%-97.00%
-------------------------------------------------------------------------------------------------------------------

Total (4)..................    $1,000,000,000             $2,000,000-$30,000,000             $988,000,000-$970,000,000
-------------------------------------------------------------------------------------------------------------------



1. Unless otherwise indicated in a pricing supplement, Notes will be issued at 100% of their principal amount.
2. Citicorp will pay Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.W. Korth & Company, as agents, and such other agents as may be named from time to time (the "Agents"), a commission (or grant a discount) ranging from 0.20% to 3.00% of the principal amount of any Note, depending on its Stated Maturity, sold through any such Agent, acting as Agent (or sold to any such Agent as principal in circumstances in which no other discount is agreed). Citicorp also may sell Notes to any Agent, as principal, for resale to one or more investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such Agent, or, if so agreed, at a fixed public offering price.
3.     Before deducting expenses payable by Citicorp.
4.     Or the equivalent thereof in other currencies or currency units.

                           ----------------------

Smith Barney Inc.                                            Merrill Lynch & Co.

                            J.W. Korth & Company
                           ----------------------

   The date of this  Prospectus  Supplement  is  May 21, 1997.

(Continued from cover page)

        The Notes will be issued in fully registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise provided in the accompanying Supplement to this Prospectus Supplement (a"Pricing Supplement").

        The Notes will be represented by one or more permanent global Notes registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary. Ownership of Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described under "Description of Notes--Book-Entry System", owners of Notes will not be entitled to receive physical delivery of Notes in definitive form, and the Depositary, and not the owners of beneficial interests in the Notes, will be considered the holder thereof.

        The interest rate or interest rate index, if any, the maximum interest rate, if any, the minimum interest rate, if any, issue price, Issue Date, Stated Maturity, Interest Payment Dates, the Spread and/or Spread Multiplier, if any, the public offering price, redemption or sinking fund provisions, if any and the Agent for each Note and its compensation will be established by Citicorp at the time of issuance of such Note and will be indicated in a Pricing Supplement. The Notes, except Zero-Coupon Notes, will bear interest at a fixed rate or a rate or rates determined by reference to an interest rate index or formula, as indicated in the applicable Pricing Supplement. Zero-Coupon Notes will be issued at a discount from the principal amount payable at Maturity thereof, and will not bear interest prior to Maturity.

        Unless  otherwise   indicated  in  the  applicable  Pricing  Supplement,
interest on the Notes will be payable monthly on the 15th day of each month and at Maturity.

        The Notes may be subject to optional redemption, or obligate Citicorp to redeem or purchase the Notes pursuant to sinking fund or analogous provisions or at the option of the holder thereof, in each case as indicated in the applicable Pricing Supplement. See "Description of Notes--General". The Notes may also be issued with the principal amount thereof payable at Maturity and the interest payable thereon to be determined by reference to one or more financial or other indices ("Indexed Notes"), as specified in the applicable Pricing Supplement.

        The Notes may be offered on a continuous basis by Citicorp through the Agents, each of which has agreed or will agree to use reasonable best efforts to solicit offers to purchase the Notes. Citicorp may also sell Notes to any Agent acting as principal for resale to one or more investors and other purchasers. Citicorp also has reserved the right to sell Notes through additional agents or directly to investors on its own behalf. No commission will be payable nor will a discount be allowed on any direct sales by Citicorp. The Notes will not be listed on any securities exchange, unless otherwise indicated in the applicable Pricing Supplement, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. Citicorp reserves the right to withdraw, cancel or modify the offer made hereby without notice. Citicorp or any Agent may reject any offer to purchase Notes, in whole or in part. See "Plan of Distribution of Notes". This Prospectus Supplement and Prospectus may be used by Citicorp Securities, Inc., a wholly owned subsidiary of Citicorp, acting as principal or agent, in connection with offers and sales related to secondary market transactions in the Notes. Such sales will be made at prices related to prevailing market prices at the time of sale.

        No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus Supplement, any Pricing Supplement or the Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Citicorp or the Agents. This Prospectus Supplement, any Pricing Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby nor do they constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus Supplement, any Pricing Supplement and the Prospectus at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                                TABLE OF CONTENTS
                                              Prospectus Supplement
                                                                                                           Page
Summary Financial Data..................................................................................    S-4
Description of Notes....................................................................................    S-5
     General............................................................................................    S-5
     Interest...........................................................................................    S-6
     Fixed Rate Notes...................................................................................    S-7
     Floating Rate Notes................................................................................    S-7
     Book-Entry System..................................................................................    S-8
United States Taxation..................................................................................    S-9
  Payments of Interest..................................................................................   S-10
  Original Issue Discount...............................................................................   S-10
  Notes Purchased at a Premium..........................................................................   S-11
  Purchase, Sale and Retirement of Notes................................................................   S-12
  Backup Withholding and Information Reporting..........................................................   S-12
Plan of Distribution of Notes...........................................................................   S-12
Validity of the Notes...................................................................................   S-13
Prospectus Supplement Glossary..........................................................................   S-14

                                                   Prospectus

Available Information...................................................................................     3
Incorporation of Certain Documents by Reference.........................................................     3
Citicorp................................................................................................     4
  Holding Company.......................................................................................     4
Use of Proceeds.........................................................................................     4
Ratios of Income to Fixed Charges.......................................................................     5
Description of Notes....................................................................................     5
  General...............................................................................................     5
  Form, Exchange, Registration and Transfer.............................................................     7
  Payment and Paying Agents.............................................................................     9
  Temporary Global Notes................................................................................    10
  Permanent Global Notes................................................................................    11
  Limitations on Liens on Stock of Citibank.............................................................    11
  Defaults; Events of Default...........................................................................    11
  Meetings, Modification and Waiver.....................................................................    13
  Consolidation, Merger and Sale of Assets..............................................................    14
  Assumption of Obligations.............................................................................    14
  Notices...............................................................................................    15
  Title.................................................................................................    15
  Replacement of Notes and Coupons......................................................................    15
  Defeasance and Covenant Defeasance....................................................................    15
  Subordination.........................................................................................    16
  Governing Law.........................................................................................    17
  Concerning the Trustees...............................................................................    17
  Limitations on Issuance of Euro-Notes.................................................................    17
Foreign Currency Risks..................................................................................    19
  General...............................................................................................    19
  Exchange Rates and Exchange Controls..................................................................    19
Plan of Distribution....................................................................................    19
Validity of Securities..................................................................................    20
Experts.................................................................................................    21

                                                       S-3

                                             SUMMARY FINANCIAL DATA

     The following table sets forth, in summary form, certain financial data for each of the years in the three-year period ended December 31, 1996 and for the three months ended March 31, 1997 and March 31, 1996. This summary is qualified in its entirety by the detailed information and financial statements included in the documents incorporated by reference; this summary is not covered by the Report of Independent Auditors incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in this Prospectus Supplement. The consolidated financial data at and for the three months March 31, 1997 and March 31, 1996 is derived from unaudited financial statements. The results for the three months ended March 31, 1997 are not necessarily indicative of the results for the full year or any other interim period.

                                                                       Three Months
                                                                       Ended March 31,   Year Ended December 31,
                                                                       1997     1996     1996    1995      1994
                                                                         (In Millions, Except Per Share Amounts)


Consolidated Summary of Financial Results
 Net Interest Revenue.............................................    $2,804   $2,685 $10,940  $ 9,951   $8,911
 Fees, Commissions and Other Revenue..............................     2,392    2,143   9,256    8,727    7,837
  Total Revenue...................................................    $5,196   $4,828 $20,196  $18,678  $16,748
 Provision for Credit Losses......................................       423      494   1,926    1,991    1,881
 Operating Expense................................................     3,169    2,860  12,197   11,102   10,256
 Income Before Taxes and
  Cumulative Effect of Accounting Changes.........................    $1,604   $1,474 $ 6,073  $ 5,585  $ 4,611
 Income Taxes.....................................................       609      560   2,285    2,121    1,189
 Income Before Cumulative
  Effects of Accounting Changes...................................     $ 995   $  914 $ 3,788  $ 3,464  $ 3,422
 Cumulative Effect of Accounting Changes(A).......................       --       --      --       --       (56)
 Net Income ......................................................     $ 995    $ 914 $ 3,788  $ 3,464  $ 3,366
 Income Applicable to Common Stock................................     $ 957    $ 871 $ 3,631  $ 3,126  $ 3,010
 Dividends Declared Per Common Share..............................     .525       .45    1.80     1.20      .45

Earnings Per Share (B)
On Common and Common Equivalent Shares
 Income Before Cumulative
 Effect of Accounting Changes.....................................       $ 2.01   $ 1.82 $  7.50   $ 7.21  $  7.15
 Cumulative Effect of Accounting Changes(A).......................          --        --      --       --     (.12)
 Net Income.......................................................       $ 2.01   $ 1.82 $  7.50   $ 7.21  $  7.03
Assuming Full Dilution
 Income Before Cumulative
  Effects of Accounting Changes...................................       $ 2.01   $ 1.75  $ 7.42   $ 6.48  $  6.40
 Cumulative Effect of Accounting Changes(A).......................          --       ---     ---      ---     (.11)
                                                                            ---    -----   -----      ---     -----
 Net Income ......................................................       $ 2.01   $ 1.75  $ 7.42   $ 6.48   $ 6.29

Period End Balances                                                                  (In Billions)
 Total Loans, Net of Unearned Income and Allowance for Credit Losses    $166.7  $160.1  $ 169.1  $ 160.3  $ 147.3
 Total Assets(C)..................................................       290.4    263.6   281.0    256.9    250.5
 Total Deposits...................................................       188.8    172.0   185.0    167.1    155.7
 Debt(D)..........................................................        18.8     19.2    18.9     18.5     17.9
 Total Stockholders' Equity(E)....................................        20.8     19.8    20.7     19.6     17.8


(A) Refers to the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits", effective January 1, 1994.
(B) Based on net income after deducting preferred stock dividends, except where conversion is assumed, and, unless anti-dilutive, the after-tax dividend equivalents on shares issuable under Citicorp's Executive Incentive Compensation Plan.
(C) Reflects the adoption of FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts", effective January 1, 1994.
(D) Includes long-term debt, subordinated capital notes and redeemable preferred stock.
(E)  Reflects the adoption of SFAS No. 115, "Accounting for Certain
     Investments in Debt and Equity Securities", effective January 1, 1994.

                                                         S-4

                                 DESCRIPTION OF NOTES

      The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of Notes set forth under the heading "Description of Notes" in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms not defined herein have the meanings assigned to such terms in the accompanying Prospectus and the Senior Indenture, in the case of Senior Notes, and the Subordinated Indenture, in the case of Subordinated Notes (each as defined below). The following description of the Notes will apply unless otherwise stated in the applicable Pricing Supplement.

General


      The Senior Notes offered hereby will be issued under the Indenture, dated as of September 1, 1989, between Citicorp and United States Trust Company of New York, as Trustee (the "Senior Trustee"), as supplemented by a First Supplemental Indenture dated as of September 25, 1990 between Citicorp and the Senior Trustee (such Indenture, together with such First Supplemental Indenture and any additional supplemental indentures thereto, is hereinafter referred to as the "Senior Indenture"). As of the date of this Prospectus Supplement, the principal office of the Senior Trustee is located at 114 West 47th Street, New York, New York 10036. The Subordinated Notes offered hereby will be issued under the Indenture, dated as of April 1, 1991, between Citicorp and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"), as supplemented by the First Supplemental Indenture dated as of November 27, 1992 and the Second Supplemental Indenture dated as of December 17, 1996, each between Citicorp and the Subordinated Trustee (such Indenture, together with such First Supplemental Indenture, Second Supplemental Indenture and any additional supplemental indentures thereto, is hereinafter referred to as the "Subordinated Indenture"; the Subordinated Indenture together with the Senior Indenture, the "Indentures"; and each, an "Indenture"). As of the date of this Prospectus Supplement, the principal office of the Subordinated Trustee is located at 450 West 33rd Street, New York, New York 10001. Each of the Senior Notes and the Subordinated Notes constitute a single series for purposes of the applicable Indenture and are limited to an aggregate principal amount of up to $1,000,000,000, subject to reduction by or pursuant to action of Citicorp's Board of Directors, provided that no such reduction will affect any Note already issued or as to which an offer to purchase has been accepted by Citicorp. See "Plan of Distribution of Notes" below. The foregoing limit, however, may be increased by Citicorp if in the future it determines that it may wish to sell additional Notes.

      The Senior Notes will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes will be unsecured and will rank pari passu with all other unsecured and subordinated indebtedness of Citicorp other than subordinated indebtedness as to which, in the instrument evidencing or creating the same or pursuant to which the same is outstanding, it is provided that such indebtedness is junior to the Subordinated Notes.

      Each Note will mature from 9 months to 50 years from its Issue Date, as selected by the initial purchaser and agreed to by Citicorp.

      The Notes will be issuable only in fully registered form and, unless otherwise provided in the applicable Pricing Supplement, will be issuable only in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

      The Notes may be issued as Original Issue Discount Notes. An "Original Issue Discount Note" is a Note, including any Zero-Coupon Note, which is issued at a price lower than the amount payable at the Stated Maturity thereof and which provides that upon redemption or acceleration of the Stated Maturity thereof an amount less than the principal amount payable at the Stated Maturity thereof and determined in accordance with the terms thereof shall become due and payable. Original Issue Discount Notes, as well as certain other Notes offered hereunder, may, for United States federal income tax purposes, be considered "discount Notes". Certain holders of, or owners of beneficial interests in, Original Issue Discount Notes having a Stated Maturity of more than one year from their date of issue will have to include original issue discount in income as it accrues, generally before receipt of cash attributable to such income. Additional United States federal income tax consequences of the ownership of discount Notes are described under "United States Taxation--Original Issue Discount" herein. A "Zero-Coupon Note" means a Note that does not bear interest prior to Maturity.

     The Notes may be issued as Indexed Notes, as set forth in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at Maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note, certain additional tax considerations, and the manner of calculation of the principal amount or interest payable if the specified index is no longer calculated or published will be described in the applicable Pricing Supplement.

      The "Stated Maturity" of an Issue of Notes shall be the date specified in the applicable Pricing Supplement as the fixed date on which the principal of such Notes is due and payable. The "Maturity" of an Issue of Notes shall be the date on which the principal of such Notes becomes due and payable, whether at Stated Maturity, by acceleration, redemption or otherwise.

      Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and any premium and interest on such Notes will be made in U.S. dollars in the manner described in this Prospectus Supplement under "Book-Entry System" below and in the accompanying Prospectus under the caption "Description of Notes--Payment and Paying Agents".

      The Notes may be presented for registration of transfer or exchange at the offices of Citibank, N.A. ("Citibank") in the Borough of Manhattan, The City of New York.

      The provisions of the Indentures described under "Description of Notes--Defeasance and Covenant Defeasance" in the accompanying Prospectus apply to the Notes. For a summary description of the various rights attaching to the series of Notes under the applicable Indenture, see "Description of Notes" in the accompanying Prospectus.

      The applicable Pricing Supplement will indicate either that a Note cannot be redeemed prior to its Stated Maturity or that a Note will be redeemable at the option of Citicorp on or after a specified date prior to its Stated Maturity at a specified price or prices (which may include a premium), together with accrued interest to the date of redemption. In addition, the applicable Pricing Supplement will indicate whether Citicorp will be obligated to redeem or purchase a Note pursuant to any sinking fund or analogous provisions or at the option of the holder thereof. If Citicorp will be so obligated, the applicable Pricing Supplement will indicate the period or periods within which and the price or prices at which the applicable Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation and the other terms and provisions of such obligation.

Interest

      Each Note, except a Zero-Coupon Note, will bear interest from and including its Issue Date or from and including the most recent Interest Payment Date (or, in the case of a Floating Rate Note with daily or weekly Interest Reset Dates, the day following the most recent Regular Record Date) with respect to which interest on such Note (or any predecessor Note) has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate index or formula specified in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Maturity. Interest will be payable to the Person in whose name a Note (or any predecessor
Note) is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the Person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the second Interest Payment Date following the Issue Date of such Note to the registered owner on the Regular Record Date immediately preceding such Interest Payment Date.

      Each Note, except a Zero-Coupon Note, will bear interest at either (a) a fixed rate or rates (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate index or formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread (as defined below) and/or multiplying by the Spread Multiplier (as defined below), unless otherwise indicated in the applicable Pricing Supplement. Holders of Zero-Coupon Notes will receive no periodic payments of interest.

      Unless otherwise specified in the applicable Pricing Supplement, interest shall accrue on the Notes of any Issue from the period beginning on and including the Issue Date of such Notes and ending on and excluding the first Interest Payment Date with respect to such Notes and each successive period beginning on and including each Interest Payment Date and ending on and excluding the next successive Interest Payment Date or at Maturity (each such period, an "Interest Period".)

      In addition to any maximum interest rate which may be applicable to any Note, the interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest is 25% per annum on a simple interest basis. The limit does not apply to Notes in which $2,500,000 or more has been invested.

Fixed Rate Notes

      The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be the 15th day of each month (each an "Interest Payment Date") and at Maturity and the Regular Record Dates for Fixed Rate Notes will be the first day of each month. Unless otherwise indicated in the applicable Pricing Supplement, interest payments for Fixed Rate Notes will be the amount of interest accrued to but excluding the relevant Interest Payment Date. Interest on such Notes will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, if any Interest Payment Date or the Maturity with respect to a Fixed Rate Note falls on a day that is not a Market Day, payments due shall be made on the next succeeding Market Day as if they were made on the date such payments were due and no interest will accrue on the amounts so payable for the period from and after such Interest Payment Date or such Maturity, as the case may be. "Market Day" means any day that is not (a) a Saturday or Sunday, (b) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close or (c) any other day specified in the applicable Pricing Supplement.

Floating Rate Notes

      The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate index or formula and will also specify the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to such Note. "Spread" means the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note and "Spread Multiplier" means the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note. In addition, such Pricing Supplement will state for each Floating Rate Note the following terms, if applicable: Calculation Dates; Initial Interest Rate; Index Maturity; Interest Determination Dates and Interest Reset Dates (each as defined below), as well as the applicable Interest Payment Dates and the Regular Record Dates. "Calculation Date", where applicable, means the date on which the Calculation Agent is to calculate the interest rate for a Floating Rate Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate index or formula is based.

      The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each, an "Interest Reset Date"), as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the Issue Date of a Floating Rate Note (or any predecessor Note) to the first Interest Reset Date will be the Initial Interest Rate and unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten days immediately prior to Maturity of any installment of principal will be that in effect on the tenth day preceding such Maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day, the Interest Reset Date for such Floating Rate Note will be the next succeeding Market Day. "Initial Interest Rate" means the rate at which a Floating Rate Note will bear interest from its Issue Date to the first Interest Reset Date. "Interest Determination Date" means the date as of which the rate of interest in effect on an Interest Reset Date will be determined.
      A Floating Rate Note may have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period.

      Unless otherwise indicated in the applicable Pricing Supplement, interest payments for a Floating Rate Note shall be the amount of interest accrued to, but excluding, the Interest Payment Date or Maturity; provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on any Interest Payment Date, other than interest payable on any date on which principal on any such Note is payable, will include interest accrued to and including the next preceding Regular Record Date. Unless otherwise specified in the related Pricing Supplement, the "Regular Record Date" with respect to Floating Rate Notes will be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Market Day.

      Accrued interest on any Floating Rate Note from its Issue Date or from the last date to which interest has been paid or duly provided for is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the Issue Date or from the last date to which interest has been paid or duly provided for, as the case may be, to the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such date by 360 (or, in the case of Floating Rate Notes whose interest rate is indexed to U.S. Treasury securities, the actual number of days in the year).

      Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on

Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

      Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note. The "Calculation Agent" means the agent appointed by Citicorp to calculate interest rates under the circumstances specified below for Floating Rate Notes. Unless otherwise provided in an applicable Pricing Supplement, the Calculation Agent will be Citibank.


Book-Entry System

      Upon issuance, all Notes of like tenor and having the same Issue Date will be represented by one or more permanent global securities (the "Global Securities"). Each Global Security will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary.

      Ownership of Notes will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of Notes by participants will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee, as the case may be. Ownership of Notes by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer Notes.

      Citicorp has been advised by the Depositary that upon the issuance of a Global Security, and the deposit of such Global Security with or on behalf of the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the soliciting Agent, or by Citicorp if such Notes are offered and sold directly by Citicorp.

      Payments of principal of and any premium and interest on Notes represented by a Global Security registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and the holder of the Global Security representing such Notes. Such payments to the Depositary or its nominee will be made in immediately available funds at the offices of Citibank, as Paying Agent, in the Borough of Manhattan, The City of New York, provided that, in the case of payments of principal and any premium, the Global Securities are presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. None of Citicorp, the Trustees, any agent of Citicorp or any agent of the Trustees will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in the Notes represented by Global Securities or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such Notes.

      Citicorp has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest in respect of a Global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants.

      No Global Security may be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to another nominee of the Depositary.

      Notes represented by a Global Security are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies Citicorp that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (y) Citicorp in its sole discretion determines that such Notes shall be exchangeable for definitive Notes in registered form or (z) any event shall have happened and be continuing which, after notice or lapse of time, or both, would become an Event of Default with respect to such Notes. Any Global Security representing Notes that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Security Registrar. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of Notes.

      Except as provided above, owners of Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders thereof for any purpose under the applicable Indenture, and no Global Security representing Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. Each Indenture provides that the Depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under that Indenture. Citicorp understands that under existing industry practices, in the event that Citicorp requests any action of holders or an owner of a Note desires to give or take any action a holder is entitled to give or take under an Indenture, the Depositary would authorize the participants owning the relevant Notes to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      The Depositary has advised Citicorp that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/ or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.


                            UNITED STATES TAXATION

      The following is a summary of the principal United States federal income tax consequences of the ownership and disposition of Notes by United States Holders (as defined below). It deals only with Notes held as capital assets by initial purchasers and does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding Notes as a hedge or hedged against currency risks or as part of a straddle or conversion transaction, persons whose functional currency is not the U.S. dollar or persons that are not United States Holders. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, as currently in effect, all of which are subject to change, possibly with retroactive effect. In particular, the discussion of original issue discount ("OID") is based in part on Treasury regulations under the OID and related provisions of the Code (the "regulations"). The discussion below applies only to Notes having a term of 30 years or less; the United States federal income tax consequences of ownership of Notes having a term in excess of 30 years will be discussed in the applicable Pricing Supplement. In addition, any special United States tax consequences of Indexed Notes or Notes providing for payments denominated in or determined by reference to foreign currency will be discussed in the applicable Pricing Supplement.

      Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations, as well as the application of state or local laws or the laws of any other taxing jurisdiction.

      As used herein, "United States Holder" means a beneficial owner of a Note who or which is (i) a citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any political subdivision thereof, or (iii) a person otherwise subject to United States federal income taxation on a net income basis in respect of a Note.

Payments of Interest

      Interest on a Note, other than interest on a discount Note (as defined below) that is not "qualified stated interest" (as defined below) will be taxable to a United States Holder as ordinary interest income at the time it is accrued or is received depending on the United States Holder's method of accounting for tax purposes.

Original Issue Discount

      General. For United States federal income tax purposes, a Note, other than a Note with a term of one year or less (a "short term note"), will be treated as issued at an original issue discount (a "discount Note") if the excess of its "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold. The stated redemption price at maturity of a
Note is the total of all payments provided by the Note that are not payments of "qualified stated interest". A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules are provided for "variable rate Notes" (as defined below).

      In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1 / 4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis OID", an allocable portion of which must be included in a United States Holder's income as principal payments are made on the Note. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

      Inclusion of Original Issue Discount in Income. United States Holders (including cash basis United States Holders) of discount Notes having a maturity of more than one year from their date of issue must include OID in income as it accrues on a constant yield basis, generally before the receipt of cash attributable to such income and generally in increasingly greater amounts over the life of the Note. The amount of discount includible in income by the holder of a discount Note is the sum of the daily portions of discount with respect to the discount Note for each day during the taxable year or portion of the taxable year in which it holds such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to such accrual period.

      Acquisition Premium. A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make an election to treat all interest as OID is permitted to reduce the daily portions of OID proportionately over the life of the Note.

      Market Discount. A Note, other than a short-term Note, will be treated as purchased at a market discount (a "market discount Note") if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under "Original Issue Discount--General") and (ii) the Note's stated redemption price at maturity or, in the case of a discount Note, the Note's "revised issue price", exceeds the amount for which the United States Holder purchased the Note by at least 1 / 4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a market discount Note, then such excess constitutes "de minimis market discount". The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

      Any gain recognized on the maturity or disposition of a market discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of market discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service (the "Service"). A United States Holder of a market discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

      Notes Subject to Contingencies Including Optional Redemption. In general, if a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, the yield and maturity of the Note are determined by assuming that the payments will be made according to the Note's stated payment schedule. If, however, based on all the facts and circumstances as of the issue date, it is more likely than not that the Note's stated payment schedule will not occur, then, in general, the yield and maturity of the Note are to be computed based on the payment schedule most likely to occur.

      Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if Citicorp has a unconditional option or options to redeem a Note, or the holder has an unconditional option or options to cause a Note to be repurchased, prior to the Note's stated maturity, then (i) in the case of an option or options of Citicorp, Citicorp will be deemed to exercise or not exercise an option or combination or options in the manner that minimizes the yield on the Note and (ii) in case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. For purposes of those calculations, the yield on the Note is to be determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

      If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, solely for purposes of the accrual of OID, the yield and maturity of the Note are to be redetermined by treating the Note as reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date, except to the extent that a portion of the Note is repaid as a result of a change in circumstances.

      Variable Rate Notes. In general, a Note is a "variable rate Note" if (i) the Note's issue price does not exceed the total noncontingent principal payments on the Note by more than a specified amount and (ii) the Note provides for stated interest payments that are unconditionally payable at least annually at one or more qualifying variable rates. It is expected that Floating Rate Notes will generally qualify as variable rate Notes; the United States federal income tax consequences of any Floating Rate Note that does not qualify as a variable rate Note will be discussed in the applicable Pricing Supplement.

      In general, if a variable rate Note provides for stated interest at a single qualifying variable rate, all interest on the Note is qualified stated interest and the amount of OID on the Note is calculated using the value of the rate on the issue date (if the variable rate reflects or inversely reflects contemporaneous variations in the cost of newly borrowed funds and meets certain other requirements) or the yield reasonably expected for the Note (if the variable rate is determined by reference to a single fixed formula based on other qualifying variable rates or on the yield or value of certain types of actively traded property). If the variable rate Note does not provide for stated interest at a single qualifying variable rate, interest and OID accruals are generally calculated by constructing an equivalent fixed rate Note (using for each variable rate, depending on its type, the value of the rate as of the issue date or a rate reflecting the expected yield on the Note). For this purpose, a variable rate Note that provides for a fixed interest rate during any period is treated as if it provided instead for a variable rate; the substitute variable rate must be such that it would not, upon replacing the fixed rate, change the fair market value of the Note.

      Short-Term Notes. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specifically defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrued basis United States Holders and certain other United States Holders are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, and gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized. For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

Notes Purchased at a Premium

      A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service.

Purchase, Sale and Retirement of Notes

      A United States Holder's tax basis in a Note will be its costs increased by the amount of any OID or market discount previously included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount or de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. Gain or loss will be recognized upon the sale or retirement of a Note equal to the difference between the amount realized upon the sale or retirement and the tax basis in the Note. Except to the extent described under "Original Issue Discount--Short-Term Notes" or "Original Issue Discount--Market Discount", such gain or loss will be long-term capital gain or loss if, at the time of sale or retirement, the Note has been held for more than one year.

Backup Withholding and Information Reporting

      Payments of principal (including OID, if any) and any premium and interest made within the United States by Citicorp or any of its Paying Agents are generally subject to information reporting and possibly to "backup withholding" at a rate of 31%.

      Payments of the proceeds for the sale of a Note to or through a broker are generally subject to information reporting and backup withholding. However, backup withholding will generally not apply to United States Holders other than certain noncorporate Holders who fail to supply an accurate taxpayer identification number or who fail to report all interest and dividend income required to be shown on their federal income tax returns.

                         PLAN OF DISTRIBUTION OF NOTES

      The Agents will be Smith Barney Inc., Merrill Lynch,Pierce Fenner & Smith Incorporated and J.W. Korth & Company ("the Agents") and any other Agent designated in the applicable Pricing Supplement. Under the terms of the amended and restated selling agent agreement dated as of August 7, 1995, as amended (the "Selling Agent Agreement") between Citicorp and the Agents named above, the Notes may be offered on a continuing basis by Citicorp through the Agents, each of which has agreed to use reasonable best efforts to solicit purchases of the Notes. Citicorp will pay each Agent a commission ranging from 0.20% to 3.00% of the principal amount of each Note, depending on its Stated Maturity, sold through such Agent. Citicorp has reserved the right to sell Notes directly to investors on its own behalf and to enter into agreements substantially similar to the Selling Agent Agreement with other parties. No commission will be payable nor will a discount be allowed on any sales made directly by Citicorp. Citicorp will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent shall have the right, in its discretion reasonably exercised, without notice to Citicorp, to reject any offer to purchase Notes received by it, in whole or in part. Citicorp also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note purchased by an Agent as principal shall be purchased at a price equal to 100% of the principal amount thereof less an amount equal to the commission payable on an agency sale of a Note having an identical Stated Maturity. Agents acting as principals may sell to or through dealers who may resell to investors. The Agents may pay all or part of their discount or commission to such dealers. The offering price and other selling terms for such resales may from time to time be varied by such Agent.

      This Prospectus Supplement and Prospectus may be used by Citicorp Securities, Inc. ("CSI"), a wholly owned subsidiary of Citicorp, in connection with offers and sales related to secondary market transactions in the Notes. CSI may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

      Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in funds immediately available in The City of New York.
                                                         S-12

      The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any discounts or commissions received by them from Citicorp and any profit realized by them on the sale or resale of the Notes may be deemed to be underwriting discounts and commissions under the Act. Citicorp has agreed or will agree to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the Act, and to reimburse the Agents for certain expenses.

      The participation of an affiliate or subsidiary of Citicorp in the offer and sale of the Notes will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of an affiliate. No NASD member participating in offers and sales of the Notes will execute a transaction in the Notes in a discretionary account without the prior written specific approval of the member's customer.

      The Agents each engage in transactions with and perform services for Citicorp in the ordinary course of business.

                             VALIDITY OF THE NOTES

      The validity of the Notes offered hereby will be passed upon for Citicorp by Stephen E. Dietz, as an Associate General Counsel of Citibank, N.A., and for the Agents by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. The opinions of Mr. Dietz and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by Citicorp and the applicable Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions. Mr. Dietz owns or has the right to acquire a number of shares of common stock of Citicorp equal to less than 0.01% of the outstanding common stock of Citicorp.

                         PROSPECTUS SUPPLEMENT GLOSSARY
Term                                                                   Page
----                                                                   ----
accrued OID.........................................................   S-10
Act..................................................................  S-13
acquisition premium..................................................  S-10
Agents...............................................................  S-1, S-12
Calculation Agent....................................................  S-8
Calculation Date.....................................................  S-7
change in circumstances..............................................  S-11
Citibank.............................................................  S-6
CSI..................................................................  S-12
Code.................................................................  S-9
de minimis amount....................................................  S-10
Depositary...........................................................  S-8
discount Notes.......................................................  S-10
Exchange Act.........................................................  S-8
Fixed Rate Note......................................................  S-6
Floating Rate Note...................................................  S-6
Global Securities....................................................  S-8
Indenture............................................................  S-5
Index Maturity.......................................................  S-7
Indexed Notes........................................................  S-2
Initial Interest Rate................................................  S-7
Interest Determination Date........................................... S-7
Interest Payment Date................................................. S-7
Interest Period....................................................... S-6
Interest Reset Date................................................... S-7
Issue Date............................................................ S-1
Market Day............................................................ S-7
market discount Note.................................................. S-10
Maturity.............................................................. S-6
Notes................................................................. S-1
OID................................................................... S-9
Original Issue Discount Note.......................................... S-5
participants.......................................................... S-8
Pricing Supplement.................................................... S-2
qualified stated interest............................................  S-10
Regular Record Date.................................................   S-7
regulations..........................................................  S-9
Selling Agent Agreement..............................................  S-13
Senior Indenture.....................................................  S-5
Senior Notes.........................................................  S-1
Senior Trustee.......................................................  S-5
Service............................................................... S-10
Short term note....................................................... S-10
Spread................................................................ S-7
Spread Multiplier..................................................... S-7
Stated Maturity....................................................... S-6
Subordinated Indenture................................................ S-5
Subordinated Notes.................................................... S-1
Subordinated Trustee.................................................. S-5
Trustees.............................................................. S-5
United Rates Holder................................................... S-9
variable rate Note.................................................... S-11
Zero-Coupon Note...................................................... S-5


                                          S-14

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